Exhibit 11

                       CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Trustees of
The Highland Family of Funds:

We consent to the inclusion in Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A (File No. 333-14263) of The Highland Family of Funds on behalf of Highland Growth Fund (the "Fund") of our report dated March 27, 1997 on our audit of the financial statements of the Fund appearing in the Statement of Additional Information which is part of such Registration Statement.

We also consent to the references to our Firm under the caption
"Administration" in the Prospectus and "Independent Accountants" in the Statement of Additional Information.



Coopers & Lybrand L.L.P.

Boston, Massachusetts
March 28, 1997